Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Leigh J. Abrams, President and CEO
Phone: (914) 428-9098 Fax: (914) 428-4581
E Mail: Drew@drewindustries.com

DREW INDUSTRIES RELEASES STATEMENT

OF CASH FLOW FOR 2004

White Plains, New York – February 21, 2005 – In order to provide the financial community with additional information about its operations, Drew Industries Incorporated (NYSE: DW) today released its statement of cash flows as a supplement to its previously released results for the year-ended December 31, 2004. Future quarterly earnings releases will include cash flow information.

Drew, a supplier of components for recreational vehicles (“RV”) and manufactured housing (“MH”), previously reported its third consecutive year of record net sales and net income, posting a 29 percent increase in net income on a 50 percent increase in net sales for 2004.

About Drew

Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, bath and shower units, electric stabilizer jacks and trailers for equipment hauling, boats, personal watercrafts and snowmobiles, as well as chassis and windows for modular homes and offices. From 50 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

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Exhibit 99.1

DREW INDUSTRIES INCORPORATED
CASH FLOWS
(unaudited)

(In thousands)

	Year Ended December 31,

	2004	2003
Cash flows from operating activities:
Net income	$25,108	$19,423
Adjustments to reconcile net income to cash flows
provided by operating activities:
Discontinued operations, net of taxes		(48)

Income from continuing operations	$25,108	19,375
Depreciation and amortization	9,300	7,863
Deferred taxes	(1,394)	383
Loss on disposal of fixed assets	828	92
Stock based compensation expense	1,113	411
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable, net	(6,127)	(1,001)
Inventories	(28,447)	218
Prepaid expenses and other assets	2,232	2,524
Accounts payable, accrued expenses and other liabilities	6,267	926

Net cash flows provided by continuing
operating activities	8,880	30,791
Income from discontinued operations		48
Changes in discontinued operations		702

Net cash flows provided by operating activities	8,880	31,541
Cash flows from investing activities:
Capital expenditures	(27,058)	(5,073)
Acquisition of company’s business	(21,388)	(7,397)
Proceeds from sales of fixed assets	369	78
Other investments	(343)

Net cash flows used for investing activities	(48,420)	(12,392)
Cash flows from financing activities:
Proceeds from line of credit and other borrowings	221,846	31,550
Repayments under line of credit and other borrowings	(190,418)	(45,949)
Exercise of stock options	2,111	3,715
Other	(356)

Net cash flows provided by (used for)
financing activities	33,183	(10,684)

Net (decrease) increase in cash	(6,357)	8,465
Cash and cash equivalents at beginning of year	8,781	316

Cash and cash equivalents at end of year	$2,424	$8,781

Supplemental disclosure of cash flows information:
Cash paid during the year for:
Interest on debt	$3,228	$3,071
Income taxes, net of refunds	$15,053	$9,449